Exhibit 5.1

November 1, 2017

Arthur J. Gallagher & Co.

2850 W. Golf Road

Rolling Meadows, Illinois 60008-4050

Ladies and Gentlemen:

In my capacity as Associate General Counsel – Securities & Governance and Assistant Secretary of Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), I am furnishing this opinion in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to: (i) the registration of 17,850,000 shares of the Company’s common stock (the “Shares”), par value $1.00 per share (the “Common Stock”), reserved for issuance pursuant to the terms of the Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan (the “LTIP”), the Arthur J. Gallagher & Co. Deferred Equity Participation Plan (the “DEPP”), the Arthur J. Gallagher & Co. Deferred Cash Participation Plan (the “DCPP”) or the Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan (the “Supplemental Plan,” and together with the DEPP and the DCPP, the “Deferred Compensation Plans”), and (ii) unsecured obligations of the Company to pay deferred compensation in the future in accordance with the applicable plan terms, in the following amounts: $300,000,000 under the DEPP; $50,000,000 under the DCPP; and $650,000,000 under the Supplemental Plan (the “Deferred Compensation Obligations”).

I have examined such documents, records and instruments as I have deemed necessary or advisable as a basis for expressing the opinion set forth below. In arriving at this opinion, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to certain facts material to this opinion letter, I have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Company.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Shares have been duly authorized by the Company and, when issued and paid for in accordance with the terms of the LTIP, will be validly issued, fully paid and non-assessable. Further, based upon the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Deferred Compensation Obligations, when issued in accordance with the terms of the Deferred Compensation Plans, will constitute legal, valid and binding obligations of the Company.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing), and I express no opinion as to the laws, statutes, rules or regulations of any other jurisdiction.

I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ Seth Diehl
Seth Diehl
Associate General Counsel – Securities & Governance, Assistant Secretary Arthur J. Gallagher & Co.